EXHIBIT 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA  19603
(610) 478-2000
www.stevenslee.com

January 13, 2022

STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the proposed resale from time to time by the Selling Securityholders (as defined below) of up to 358,367 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”).  The holders of the Shares are collectively refereed to as the “Selling Securityholders.”

In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Asset Purchase Agreement, dated as of January 10, 2022, among the Company, Theravant Corporation, and certain other parties thereto, together with all exhibits, annexes and schedules attached thereto (collectively, the “Transaction Documents”), (iii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (iv) the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws” and collectively with the Certificate of Incorporation, the “Charter Documents”) of the Company, each as restated and/or amended to date, and (v) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth in such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

For purposes of this opinion letter, we have also assumed that (a) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, (b) any definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (c) the Company will continue to be validly existing and in good standing under the laws of Delaware and will have all requisite power and authority to enable it to execute, deliver and perform its obligations under

STRATA Skin Sciences, Inc.
January 13, 2022

the Shares and the related documents. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

We are members of the bar of the Commonwealth of Pennsylvania and the State of Delaware and do not express any opinion as to matters arising under the laws of any jurisdiction other than the United States federal securities laws and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee